Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Calvert Social Investment Fund:

We consent to the use of our reports, incorporated herein by reference, dated November 29, 2012, with respect to the financial statements of the Calvert Balanced Portfolio and Calvert Large Cap Core Portfolio (formerly Calvert Enhanced Equity Portfolio), each a series of the Calvert Social Investment Fund, as of September 30, 2012, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" and “Fund Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2013